UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 9, 2013

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

641 Lexington Avenue, 6th Floor
New York, New York 10022
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (347) 797-5113.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 9, 2013, Mr. John Steel resigned as the Chairman, Chief Executive Officer, Treasurer and Secretary of Islet Sciences, Inc., a Nevada corporation (the “Company”), and as an officer and director of two wholly owned subsidiaries of the Company: Islet Sciences, Inc., a Delaware corporation, and DiaKine Therapeutics, Inc., a Delaware corporation. Mr. Steel’s resignation was pursuant to that certain Separation Agreement and Release dated as of July 1, 2013(the “Effective Date”) by and between Mr. Steel and the Company (the “Separation Agreement”).

Pursuant to the Separation Agreement, Mr. Steel resigned effective on the eighth day from the Effective Date. Mr. Steel forfeited an unvested stock grant of 433,334 shares of common stock. He is entitled to receive $270,000 in cash or common stock at the Company’s option and a number of shares of common stock equal to 1.0% of the Company’s total outstanding common stock if there is a change of control of the Company. In connection with the Separation Agreement, Mr. Steel and the Company entered into a Consulting Agreement dated as of July 1, 2013(the “Consulting Agreement”) whereby Mr. Steel will provide business development services to the Company as my be directed by its CEO. Under the Consulting Agreement, Mr. Steel will receive a monthly consulting fee of $15,000. The Consulting Agreement expires on June 30, 2014 and may be extended by the parties.

The foregoing description of the Separation Agreement and the Consulting Agreement is qualified in its entirety by the text of the agreements annexed hereto as Exhibits 10.1 and 10.2, respectively.

On July 15, 2013, Mr. Michael Earley was appointed as the Chief Executive Officer, Director and Chairman of the Company. Set forth below is a brief biography of Mr. Earley:

Michael Earley, 58, brings a career of executive level leadership beginning in 1983 after having spent 5 years with Ernst & Young.  His experience has focused on public company management and business turnarounds. Most recently, he spent the last 10 years managing Metropolitan Health Networks, a near bankrupt bulletin board listed company in early 2003 when he became its CEO. The company was stabilized, funded and eventually listed on the NYSE.  It was sold to Humana for $850 million in December 2012.  His prior experience includes more than a decade with La Jolla-based Intermark, Inc. and Triton Group Ltd. where he served a variety of executive-level positions ranging from CFO to CEO.  Mr. Earley received a B.S. in Business Administration and Accounting from University of San Diego, 1978. The Company believes that Mr. Earley’s business expertise, based on his extensive experience with companies in the healthcare area, provides a unique perspective for the Company’s board.

On July 15, 2013, Mr. Mark Foletta was appointed as an Advisor to the CEO and the Board of the Company. Set forth below is a brief biography of Mr. Foletta:

Mark Foletta, 53, served as CFO for Amylin Pharmaceuticals based in La Jolla from early 2000 to 2012 as the company was undertaking its turnaround through its sale in 2012 to Bristol-Myers Squibb for $7 billion.  He is an expert in pharmaceutical company development and management, and is well-versed and known in the diabetes world. Mark's background is similar to that of Mr. Earley and their career paths intersected beginning in 1982 when Mark joined Ernst & Young, and through 1999.  Mark served in a variety of roles with Intermark, Inc. and Triton Group Ltd. from the mid-1980s until 1997 when the restructured, combined enterprise was successfully wound down and the public vehicle reverse-merged with another successful growth business. Mr. Foletta received a B.A. in Business Economics from University of California, Santa Barbara in 1982.

On July 16, 2013, the Company issued a press release announcing the foregoing appointments, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description
10.1	Separation Agreement

10.2	Consulting Agreement.

99.1	Press Release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: July 16, 2013	By:	/s/ Joel Perlin
Name: Joel Perlin
Title: Vice-President and Director

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